As filed with the Securities and Exchange Commission on August 31, 2007

Registration No. 333-77323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-1837282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road Little Rock, Arkansas 72212-2442	72212
(Address of principal executive offices)	(Zip Code)

CT Communications, Inc. 1999 Employee Stock Purchase Plan

(Full title of the plan)

John P. Fletcher, Esq.

Executive Vice President and General Counsel

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(Name and address of agent for service)

(501) 748-7000

(Telephone number, including area code, of agent for service)

With a copy to:

Daniel L. Heard, Esq.

Kutak Rock LLP

124 West Capitol Ave. Suite 2000

Little Rock, Arkansas 72201

Tel. (501) 975-3000

Fax (501) 975-3001

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (No. 333-77323), filed by CT Communications, Inc. (“CT”) with the Securities and Exchange Commission on April 29, 1999 (the “Registration Statement”), registering 150,000 shares of common stock (“CT Common Stock”), to be issued pursuant to CT’s 1999 Employee Stock Purchase Plan.

Effective as of August 31, 2007, pursuant to an Agreement and Plan of Merger, dated as of May 25, 2007, by and among CT, Windstream Corporation (“Parent”), and Windstream Marlin, Inc. (“Merger Sub”), Merger Sub, a wholly owned subsidiary of Parent, merged with and into CT with CT continuing as the surviving corporation (the “Merger”).

As a result of the Merger, CT has terminated all offerings of CT Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by CT in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of CT Common Stock which remain unsold at the termination of the offering, CT hereby removes from registration all shares of CT Common Stock registered under the Registration Statement which remain unsold as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, Arkansas, on the 31st day of August, 2007.

CT COMMUNICATIONS, INC.

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on the 31st day of August, 2007 in the capacities indicated:

Name	Title

/s/ Jeffery R. Gardner	Director, President and Chief Executive Officer
Jeffery R. Gardner	(Principal Executive Officer)

/s/ Brent K. Whittington	Executive Vice President and Chief Financial Officer
Brent K. Whittington	(Principal Financial Officer)

/s/ Anthony W. Thomas	Corporate Controller
Anthony W. Thomas	(Principal Accounting Officer)

/s/ Francis X. Frantz	Chairman, Director
Francis X. Frantz